Exhibit 10.3

AMENDED AND RESTATED

STRATEGIC MASTER SERVICES AGREEMENT

THIS AMENDED AND RESTATED STRATEGIC MASTER SERVICES AGREEMENT (“Agreement”) is effective as of 10th day of February, 2004, by and between CATO RESEARCH LTD., a North Carolina corporation (“CRL”), and the undersigned client, DUSKA SCIENTIFIC CO., a Pennsylvania corporation (“CLIENT”).

WHEREAS, CLIENT is engaged in the development of CLIENT’s adenosine 5’-triphosphate-based formulation for the diagnosis of bradycardia as the cause of syncope (“Product”); and

WHEREAS, CRL is in the business of providing services for development of the Product within and outside of the United States; and

WHEREAS, CLIENT desires to engage CRL, and CRL desires to be engaged by CLIENT for the purpose of assisting CLIENT with certain aspects of the development of Product, specifically a Phase 2 study of Product (the “Phase 2 ATPace™ Study”) and a Phase 3 study of Product (the “Phase 3 ATPace™ Study”); and

WHEREAS, CLIENT is seeking to raise the funding necessary to perform and finance the Phase 2 ATPace™ Study and the Phase 3 ATPace™ Study in an equity offering;

WHEREAS, CLIENT in connection with its seeking equity financing plans to become a wholly-owned subsidiary of Shiprock, Inc., a Nevada corporation, in a reverse triangular merger, with Shiprock, Inc. thereafter being named Duska Therapeutics, Inc. (the “Parent Corp.”); and

WHEREAS, CLIENT and CRL previously entered into a Master Services Agreement, dated as of February 10, 2004 (the “Prior Agreement”), which they wish to amend, restate and replace in its entirety.

Now, therefore, in consideration of the mutual promises, benefits, rights, and obligations set forth below, the parties agree as follows:

1. Services. It is the intent of CLIENT and CRL to enter into a preferred-provider relationship with respect to all phases of the development of the Product, including, but not limited to, the Phase 2 ATPace™ Study, the Phase 3 ATPace™ Study and all necessary studies, reports, analyses, meetings and any other services required or appropriate to obtain regulatory approval of the Product worldwide. To this end, the parties agree that concurrently with the execution of this Agreement, they shall execute a schedule (the “Description of Services”) that sets forth the services CLIENT requests CRL to perform, and the services CRL hereby agrees to perform, in connection with the Phase 2 ATPace™ Study and the Phase 3 ATPace™ Study (collectively, the “Services”) and that CLIENT shall pay CRL for the Services in accordance with the fee amounts and fee structure set forth in the Description of Services, which both parties agree is a fair and reasonable compensation arrangement for the Services described therein. The Description of Services amends and supersedes in full Exhibit A-1 of the Prior Agreement and is subject to all of the terms and conditions of this Agreement. In addition, with respect to the development of the Product but outside the scope of the Services described in the Description of Services, CLIENT agrees to provide CRL with the opportunity to render any of the services set forth in the Description of Services hereto as needed by CLIENT from time to time, which services are the services CRL regularly performs for its clients, on terms and conditions to be mutually agreed upon by CRL and CLIENT. With respect to the Services, the fee amounts set forth in the Description of Services will not be increased during the term of this Agreement and are inclusive of all overhead and other expenses of CRL, except for the reimbursement of CRL’s out-of-pocket expenses, as set forth in Exhibit C. CRL hereby agrees to undertake the Services as reasonably requested by CLIENT during the term of this Agreement in accordance with Paragraph 2 hereof. CLIENT and CRL acknowledge that the Services to be provided are based on protocols that have not yet been approved by the FDA and that revisions to those protocols could result in material revisions to the services required by CLIENT. CRL and CLIENT agree to work in good faith to revise the description of the Services set forth in the Description of Services to reflect any changes in the protocols, which revision may include adjustments to the fees to be paid for the Services; provided however, that the percentage of the fees for Services that is to be paid in CLIENT’s stock, the conditions

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under which such fees are to be paid in stock and the valuation of such stock shall continue to be as set forth in Exhibits B-1 and B-2.

2. Request for Out of Scope Services.

2.1 At any time CLIENT needs CRL to perform any CRL services set forth in the Description of Services and not included in the Services (as set forth in the Description of Services) (in each case, “Out of Scope Services”), CLIENT’s Authorized Representative (as described in Paragraph 17 herein) shall contact CRL’s Authorized Representative (as described in Paragraph 17 herein) and provide CRL with sufficient information to permit CRL to understand the work effort being requested. Included within this information shall be any time limitations or other constraints to be placed on the project. CRL shall have ten (10) working days to review the information provided and to notify CLIENT if such time limitations or other constraints are acceptable. If acceptable, each request for Out of Scope Services shall be submitted in writing by CRL to CLIENT in the form of a Work Order Request, as illustrated in Exhibit A attached hereto (“Work Order Request”). Work Order Requests are referred to in this Agreement as a “Work Package.” CLIENT shall have ten (10) working days to review, authorize and return an executed copy of each Work Package to CRL. Each such authorized Work Package shall be appended to and shall become a part of this Agreement. If the Work Package is not authorized and returned to CRL within ten (10) working days, CRL shall be under no obligation to perform the Services specified in the Work Package.

2.2 In the event that either (a) time limitations or other constraints are not acceptable to CRL or (b) the resulting estimated expenses or other constraints as indicated in the Work Package are not acceptable to CLIENT, the Authorized Representatives of CLIENT and CRL shall attempt to establish mutually acceptable alternatives. If acceptable alternatives are reached, they shall be recorded in a new Work Package that shall be executed and delivered by both parties. If CLIENT and CRL are unable to agree on the terms of the Work Package, CLIENT shall be permitted to obtain the desired services from a third party without any liability to CRL.

3. Specification for Services.

3.1 CRL shall undertake all work pursuant to the mutually agreed-upon specifications, instructions, or guidelines as may be described in the authorized Description of Services or each Work Package as the case may be. In the case of a Work Package, it shall be CLIENT’s responsibility to ensure that the authorized Work Package specifies all methods, requirements, and obligations related to the Out of Scope Services to be performed under that Work Package . In the event any authorized Work Package is unclear, ambiguous, or permits the end result to be created in different ways, CRL shall use reasonable efforts to interpret and resolve any ambiguities prior to undertaking the Out of Scope Services set forth in the Work Package (including, without limitation, notifying CLIENT in writing of such ambiguity before commencing the services), provided however, that any Out of Scope Service undertaken according to such a deficient Work Package shall be accepted and paid for by CLIENT, even if the end result of such Out of Scope Service varies from that anticipated by CLIENT.

3.2 CLIENT or CRL may request a change in any Work Package by providing written notification that specifies any such change(s) to the other party, whereupon the Authorized Representative of each of CRL and CLIENT shall review such request and attempt to agree upon the changes to be implemented. If the parties’ Authorized Representatives reach an agreement regarding the proposed changes, CRL shall submit to CLIENT a revised Work Package related to the requested Out of Scope Services. If the parties’ Authorized Representatives are unable to agree on a proposed change or proposed changes to the Work Package, the original Work Package shall control unless one of the parties terminates such Work Package pursuant to Paragraph 5, provided that CLIENT shall be responsible for payment to CRL at rates that shall be agreed to by CLIENT and CRL for any Out of Scope Services performed (in whole or in part) in accordance with CLIENT’s verbal instructions and a verbal agreement to change the Work Package.

4. Compensation. As full and complete compensation for all Services provided by CRL and for all obligations assumed by CRL hereunder, CLIENT agrees to pay CRL in the amounts set forth in the Description of Services (“Compensation”) and in accordance with the special compensation arrangements set forth in Exhibit B-1 with respect to the Phase 2 ATPace™ Study, and in Exhibit B-2 with respect to a Phase 3 ATPace™ Study, each of which is attached to this Agreement and made a part hereof. If, after the date of this Agreement, CLIENT requests CRL to provide Out of Scope Services under this Agreement, including, without limitation, Services relating to CLIENT’s

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ATPace™ Phase 1b development program that are not covered by the Master Services Agreement, dated as of April 1, 2002, CRL’s compensation for such requested Out of Scope Services shall be reflected in a separate Work Package prepared by CRL and signed by CLIENT and CLIENT shall pay CRL for all such Out of Scope Services in cash or otherwise as CLIENT and CRL shall agree. The billing arrangement for each Work Package shall be specified using a completed Work Package related to the requested Out of Scope Services. Amounts reflected in CRL’s invoices to CLIENT for Services and Out of Scope Services rendered pursuant to this Agreement and/or any Work Package shall be due upon receipt of such invoices. Payments that are not received within thirty (30) days after the date of invoice shall accrue interest at the rate of 1.25% per month from the date of the invoice.

5. Term and Termination.

5.1 This Agreement shall last until the completion or termination of the Phase 3 ATPace™ Study, unless terminated earlier as set forth below, provided, however, that if the term of an authorized Work Package extends beyond the term of the Agreement, the Agreement will continue in effect until the completion of the Work Package, or in the case of an early termination of a Work Package, until CRL has performed ordinary-course wind-down Out of Scope Services in connection with such termination.

5.2 Each party shall have the right and opportunity to terminate this Agreement or any Work Package based on the default of the other party to comply with any material terms of this Agreement, provided that the terminating party is not itself in material default of this Agreement and further that the defaulting party has been given not less than thirty (30) days prior written notice of the material default and the opportunity to cure the material default during such period.

5.3 If termination of this Agreement or a Work Package is due to a material default not cured by CRL, CLIENT’s continuing obligation to CRL shall be limited to payment pursuant to the Description of Services, Exhibit B-1, Exhibit B-2, and/or one or more outstanding Work Packages, as the case may be, of those costs and expenses already incurred by and owed to CRL up to the date of termination, and shall exclude any winding down expenses of CRL. With respect to the Services, or if a Work Package specifies a fixed fee for Out of Scope Services, CRL shall retain any fees already paid to CRL and CLIENT shall pay CRL for all Services and/or Out of Scope Services rendered, but not yet paid in the amounts specified in the Description of Services and/or a Work Package, and pursuant to the special compensation arrangements set forth in Exhibit B-1, Exhibit B-2 or an authorized Work Package, as the case may be. CLIENT shall, however, retain any rights that it may have for damages or otherwise resulting from CRL’s default.

5.4 If termination of the this Agreement or a Work Package is due to a material default not cured by CLIENT, CRL shall be entitled to retain all payments made, including the pro rata amount of CLIENT’s securities earned through the effective date of termination pursuant to Exhibit B-1 and/or Exhibit B-2, as the case may be, and shall be entitled to payment for those costs and expenses incurred by CRL and not yet paid for by CLIENT up to and including the date of termination. With respect to the Services and if any Work Package specifies a fixed fee for Out of Scope Services, CLIENT shall pay CRL for all Services and/or Out of Scope Services rendered, but not yet paid in the amounts specified in the Description of Services and/or a Work Package, and in accordance with the special compensation arrangements set forth in Exhibit B-1, Exhibit B-2 or an authorized Work Package, as the case may be.

5.5 Each party shall also have the right to terminate this Agreement or any Work Package for any reason upon ninety- (90) days’ prior written notice to the other party. CRL shall be entitled to retain all payments made pursuant to this Agreement or any Work Package, including the pro rata amount of CLIENT’s securities earned through the effective date of termination pursuant to Exhibit B-1 and/or Exhibit B-2, as the case may be, and shall be entitled to payment for those costs and expenses incurred by CRL up to and including the effective date of termination based on the amounts specified in the Description of Services or a Work Package as the case may be, and in accordance with the special compensation arrangements set forth in Exhibit B-1, Exhibit B-2 or one or more Work Packages, as the case may be. If the Work Package specifies a fixed fee for Services, CLIENT shall pay CRL for all Services rendered, but not yet paid in the amounts specified in the Work Package, and in accordance with the special compensation arrangements set forth in Exhibit B-1, Exhibit B-2 or Work Package, as the case may be. In addition to all other amounts due, if CLIENT is the party terminating this Agreement (except for cause), the Phase 2 ATPace™ Study, Phase 3 ATPace™ Study or Work

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Package(s) (other than pursuant to the last sentence of Paragraph 5.8) as the case may be, CLIENT shall, at its option, either (a) pay CRL twenty percent (20%) of the estimated remaining unbilled amounts for the Phase 2 ATPace™ Study, if any, the Phase 3 ATPace™ Study, if any and any outstanding Work Package(s) from the date of the notice of termination within thirty (30) days of the effective date of termination, or (b) submit, within six (6) months of the effective date of termination, a request for post-termination Out of Scope Services (“Post-termination Out of Scope Services”) of equivalent or greater value than the terminated portion of the Phase 2 ATPace™ Study, Phase 3 ATPace™ Study and Work Package(s), provided, however, that if CRL notifies CLIENT that such proposed Post-termination Out of Scope Services are not acceptable to CRL or if CLIENT does not authorize the Work Package for such Post-termination Out of Scope Services within ten (10) days following submission of such Work Package by CRL to CLIENT, CLIENT shall be obligated to pay CRL the amount set forth in option (a) above.

5.6 Notwithstanding any of the foregoing to the contrary, in the event that (a) within one (1) year of a Change of Control, either (i) CLIENT terminates this Agreement under Paragraph 5.5, or (ii) CRL terminates this Agreement as a result of a material default of CLIENT that constitutes a de facto termination (as defined below) of this Agreement by CLIENT, or (b) CLIENT grants a license to (or sells) the Product to a third party that becomes responsible for conducting the Phase 2 ATPace™ Study or Phase 3 ATPace™ Study and CRL is not engaged within ninety (90) days thereof by the licensee (or purchaser) of the Product to perform substantially the Services for the licensee (or purchaser) with respect to the Product on substantially similar terms as CRL would have performed for CLIENT under this Agreement if the Product had not been licensed (or sold) (any such event under clause (a) or clause (b) being a “Special Termination Event”), then CLIENT agrees to pay CRL the following special termination fee: CLIENT shall compensate CRL for all Services actually performed under this Agreement prior to the Special Termination Event in accordance with Paragraph 4, and shall compensate CRL for wind down work in accordance with Paragraph 5.7, and in addition shall pay CRL the lesser of (p) 25% of the Budgeted Amount for remaining Services by CRL on the Product from the termination date through the end of the Phase 2 ATPace™ Study if the Special Termination Event occurs prior to commencement of the Phase 3 ATPace™ Study or (b) the filing of the ATPace™ New Drug Application if the Special Termination Event occurs after commencement of the Phase 3 ATPace™ Study, or (q) $250,000.

For purposes of this Paragraph, CLIENT and CRL agree

(x) a “Change of Control” shall exist in any of the following circumstances:

(a)	the acquisition, directly or indirectly, in a transaction or a series of related transactions by any person or related group of persons (other than CLIENT or a person that directly or indirectly controls, is controlled by, or is under common control with, CLIENT) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of CLIENT’s outstanding securities;

(b)	a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who have been Board members continuously since the beginning of such period;

(c)	a merger or consolidation, other than a merger or consolidation of Parent Corp. and CLIENT, in which securities possessing at least fifty percent (50%) of the total combined voting power of CLIENT’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and any series of related events leading up to that transaction; or

(d)	the sale, transfer or other disposition of all or substantially all of CLIENT’s assets to another entity or the distribution of substantially all of CLIENT’s assets upon the dissolution of CLIENT.

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(y) “De facto” termination by CLIENT shall mean that CLIENT takes action that prevents or significantly inhibits CRL from performing Services, materially defaults in payment of CRL’s compensation under this Agreement, fails to materially perform its obligations under this Agreement, ceases to request Services, or without warrant therefor claims material breach by CRL of this Agreement or undertakes an investigation of CRL’s Services, in each case, with respect to the Product.

(z) “Budgeted Amount” shall be the amount set forth in the Description of Services for Services with respect to the Product through the completion of the Phase 3 ATPace™ Study.

CLIENT and CRL agree that the payment of the special termination fee upon a Special Termination Event is neither liquidated damages nor a penalty but rather is specifically offered by CLIENT to CRL and accepted by CRL as consideration for CRL’s risk related to its agreement to take a significant portion of the Budgeted Amount of compensation for the Services in the form of CLIENT’s securities in lieu of cash compensation, which securities, upon issuance to CRL, will be subject to restrictions on transferability and of uncertain value. CLIENT and CRL further agree that CRL’s right to payment under this Paragraph shall be in addition to any other remedy available to CRL upon breach of this Agreement by CLIENT; provided, however, if CRL is entitled to payment under this Paragraph, such payment shall be in lieu of any payment required to be made by CLIENT, upon breach of this Agreement to CRL for lost profits (but not actual damages).

5.7 Upon notice of termination from CLIENT or the occurrence of a Special Termination Event, CRL shall immediately cease work and cease incurring costs in connection with the terminated Phase 2 ATPace™ Study, Phase 3 ATPace™ Study or Work Package(s), as the case may be; and CRL shall inform CLIENT of the extent to which performance has been completed through the anticipated time for termination; and CRL shall, (unless directed to do otherwise by CLIENT in the case of a termination by CLIENT), immediately take steps to wind down work in progress in an orderly fashion during the notice period. CLIENT shall pay CRL in amounts consistent with those in the Description of Services or the applicable Work Package, for all reasonable and customary wind down Services and/or Out of Scope Services following CLIENT’s notice of termination and prior to the effective date of such termination. If CLIENT (or a licensee or purchaser of the Product) abandons the Phase 2 ATPace™ Study or Phase 3 ATPace™ Study or a Work Package due to termination of the development of the Product or a decision to substantially revise the Product development program, no further amounts will be owed to CRL for Services or Out of Scope Services rendered after the date of termination or under Paragraphs 5.5 or 5.6, notwithstanding any other provision of this Agreement to the contrary.

6. Location of Services. CRL shall perform the Services at CRL’s facilities, or at such other places as may be mutually agreed upon by CRL’s and CLIENT’s Authorized Representatives.

7. Confidentiality.

7.1 Both parties agree that certain information transmitted to implement the Services or any Out of Scope Services rendered under this Agreement is confidential in nature (“Confidential Information”). CLIENT shall mark all Confidential Information as such prior to providing it to CRL. Confidential Information also shall include information that CLIENT orally provides to CRL, provided that within fifteen (15) days thereafter, CLIENT specifies in writing to CRL that such information is confidential. Confidential Information shall be held in confidence by CRL, and not disclosed to third parties for five (5) years after the date the information is transmitted. It is understood, however, that Confidential Information shall not include, and the obligations of confidentiality and non disclosure shall not apply to, information that: (a) is or becomes publicly available through no fault of CRL; or (b) is disclosed to CRL, without confidentiality restrictions, by a third party entitled to disclose it; or (c) is known to CRL prior to its disclosure by CLIENT to CRL; or (d) is developed independently by CRL without the use of CLIENT Confidential Information; or (e) is information generally known by persons in the same field of business as CRL.

7.2 CRL shall use the Confidential Information furnished by CLIENT only for the purpose of fulfilling CRL’s obligations under this Agreement. Upon completion of the Services or any Out of Scope Services requested that use the Confidential Information, or upon earlier termination of this Agreement, CRL shall, when requested by CLIENT in writing, promptly return to CLIENT all of the materials provided by CLIENT and containing Confidential

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Information, with the exception that one (1) copy may be retained by CRL solely for recordkeeping purposes.

7.3 CRL shall not disclose, without the prior written consent of CLIENT, any CLIENT Confidential Information to any third party other than CRL’s employees who have a need to know such information, hospital authorities, Institutional Review Board members, clinical investigators, and others who must be involved in the Services or any Out of Scope Services and who, in each case, need to know such information for the purposes of the Services or Out of Scope Services. CRL agrees that it shall take commercially reasonable steps to prevent the disclosure or use of any such Confidential Information by CRL’s principals, officers, employees, or agents except as provided herein. All obligations of confidentiality and nondisclosure set forth in this Agreement shall survive the expiration or earlier termination, for any reason, of this Agreement for the time period specified in Paragraph 7.1 hereof.

7.4 In the event that any Confidential Information is required to be disclosed by CRL to any government or regulatory authority or court entitled by law to disclosure of the same, CRL shall promptly notify CLIENT when such requirement to disclose has arisen, and CRL shall cooperate with CLIENT so as to enable CLIENT to: (a) seek an appropriate protective order; (b) make the confidential nature of the Confidential Information known to such governmental or regulatory authority or court; and (c) make any applicable claim of confidentiality in respect of the Confidential Information.

7.5 For purposes of this Agreement, the parties hereby acknowledge and agree that the terms of this Agreement and the contents of the Exhibits hereto and all Work Packages hereunder, and the results of Services rendered pursuant to this Agreement, shall be considered Confidential Information.

7.6 Both parties recognize that the Federal Health Insurance Portability and Accountability Act of 1996 and implementing regulations (collectively, HIPAA”) require written confidentiality agreements to protect the privacy and security of protected health information (as defined under HIPAA), that may be acquired in the course of performing this Agreement. The parties agree to maintain the confidentiality of protected health information to the extent required by applicable law. Additionally, the parties agree to enter into such confidentiality agreements, as may be required by HIPAA and other applicable state and/or federal laws relating to the privacy and security of protected health information.

8. Ownership.

8.1 Except as otherwise set forth in this Paragraph 8, all materials supplied to CRL by CLIENT shall be the sole and exclusive property of CLIENT. CLIENT shall have the full and free right to use all such materials in any way deemed by CLIENT to be necessary or advisable either directly, or through agents, or otherwise, without payment to CRL except as specified under Paragraph 4. Ownership of all materials prepared or developed by CRL for CLIENT or on behalf of CLIENT and directly related to the Services or any Out of Scope Services rendered pursuant to this Agreement (except for CRL-developed computer software or CRL proprietary information) shall become the sole and exclusive property of CLIENT only after the receipt by CRL of “Compensation” as defined in Paragraph 4. CRL shall promptly deliver to CLIENT copies of all materials that are generated by or come into CRL’s possession in the performance of Services or Out of Scope Services.

8.2 Except as necessary for the provision of Services or Out of Scope Services by CRL in accordance with this Agreement, nothing in this Agreement, nor the delivery by CLIENT, or by any third party involved in the subject matter of the Services or Out of Scope Services, of any information or materials to CRL, shall be deemed to grant to CRL any right or license under any Confidential Information, patents, patent applications, know-how, technology, inventions or other intellectual property of CLIENT.

8.3 Pursuant to obligations set forth in Paragraph 4 and the above, title to all inventions, discoveries, improvements, data, and information, whether or not any of these are patentable, and all copyrightable works resulting from the performance of and directly related to the Services or Out of Scope Services shall be transferred to CLIENT immediately and automatically upon receipt by CRL of the full Compensation specified in this Agreement. CRL agrees to furnish and execute any additional documents as CLIENT may require to establish CLIENT’s ownership of such rights on the condition that if CRL is required to provide any assistance in the preparation of such documents after the expiration or termination of the applicable Services or Out of Scope Services or if

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compensation for such assistance is not included in the applicable Work Package, then CLIENT shall pay CRL at CRL’s standard rate at that time for any such assistance.

8.4 CLIENT acknowledges that during CRL’s performance of the Services and Out of Scope Services, CRL may prepare or develop certain materials designed to assist in its provision of Services and Out of Scope Services under this Agreement, but not intended to be provided to CLIENT as a deliverable under this Agreement. Such materials include but are not limited to, data management software, data management tools and trial tracking software. CLIENT also acknowledges that during CRL’s performance of the Services or Out of Scope Services, CRL may develop certain analytical skills, prepare certain methods of analysis, develop or discover certain trade secrets and acquire certain general knowledge that relate directly to CRL’s business of providing clinical research services to third parties and not to specific medical technologies, products or devices. Except to the extent such materials, skills, methods, analysis, trade secrets, or knowledge are specifically incorporated in the deliverables of the Services or Out of Scope Services, they shall be the exclusive property of CRL; and to the extent they are incorporated in the deliverables of the Services or Out of Scope Services, only non-exclusive rights shall transfer to CLIENT and only as to the physical embodiment of the skill, method, analysis, secret, or knowledge and then only in accordance with the terms of this Paragraph 8.

9. Representations.

9.1 CRL hereby represents that it has the experience, capability, and resources, including, but not limited to, sufficient personnel and supervisors, to perform the Services and Out of Scope Services under any authorized Work Package in a commercially reasonable manner and CRL further represents that it shall at all times devote the necessary personnel and supervisors to perform the Services and Out of Scope Services in a competent manner. CRL represents and warrants that no employee or person working under supervision of CRL in providing Services and Out of Scope Services under this Agreement has been debarred or convicted of any crimes pursuant to the U.S. Food, Drug and Cosmetic Act and will immediately give CLIENT notice of any such debarment or conviction or proceeding proposing any such action that arises during the term of this Agreement.

9.2 CLIENT hereby represents and warrants that it owns all right, title, and interest in and to, or has obtained full and sufficient right and authority, to use in the manner contemplated by this Agreement, any materials, information, data or documentation furnished by CLIENT to CRL in connection with CRL’s performance of the Services or any Out of Scope Services. Without limiting the foregoing, CLIENT specifically warrants to CRL that CLIENT has obtained valid licenses or other legal rights as needed for CRL to use all third party materials, information, data, and documentation provided by CLIENT to CRL.

9.3 CLIENT also represents and warrants that it will have the ability to comply with and perform all financial obligations set forth in this Agreement once it authorizes CRL to commence work under this Agreement and each Work Package following its authorization of that Work Package.

10. CRL’s Personnel.

10.1 CRL is responsible for all aspects of the labor relations of its personnel, including, but not limited to wages, benefits, discipline, hiring, firing, promotions, pay raises and overtime, as well as job and shift assignments, and for assuming that all such actions are in compliance with applicable law. CLIENT shall have no power or authority in these areas. CRL agrees to pay, and CRL accepts full and exclusive liability to pay, all contributions and taxes imposed by any federal or state governmental authority, with respect to or measured by wages, salaries, or other compensation paid by CRL to persons employed by CRL.

10.2 CLIENT understands that the performance of the Services and Out of Scope Services under this Agreement requires special skills, training and experience. CLIENT further understands that CRL has expended considerable sums in the training of its personnel to perform the Services and Out of Scope Services, availed them access to experienced and highly skilled practitioners at CRL to enable such personnel to acquire new skills and develop existing skills, and provided opportunities to such personnel to gain valuable experience in performing services of the type called for in this Agreement. CLIENT understands that if it were to employ a CRL employee, CLIENT would acquire the advantages of such skills, training and experience. Therefore, CLIENT agrees that if, during the term of this Agreement or within the three-month period commencing with the date of termination of this Agreement, CLIENT, directly or indirectly through a parent or subsidiary, employs or solicits and subsequently employs,

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whether as an employee or independent contractor, any person who is or was employed by CRL during the term of this Agreement, then CLIENT will pay CRL a one-time fee of one-third of the annual base salary of such person while employed at CRL calculated as of the date such person’s employment with CRL terminated, or, if earlier, the date of termination of this Agreement.

11. Indemnification.

11.1 CLIENT shall indemnify and defend and hold harmless CRL, affiliated companies of CRL, and the officers, directors, and employees of CRL, from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements as well as attorneys’ fees and expenses (whether or not these are covered by insurance), whether in tort or in contract, law or equity, that may be incurred by reason of or arising out of any claim made by any third party, with respect to the provision of Services and Out of Scope Services by CRL in accordance with this Agreement, including without limitation any claim made by a third party: (a) regarding the use or publication by CLIENT of any results of studies produced by CRL or data, materials, or work product delivered to CLIENT pursuant to a this Agreement; (b) regarding CLIENT’s use or development of any Products being tested under the Agreement; (c) regarding infringement of or related to any intellectual property or proprietary rights of a third party in relation to materials, data, or other information furnished by or on behalf of CLIENT; (d) resulting or arising from compliance by CRL with instructions provided by or on behalf of CLIENT; or (e) resulting or arising from any breach of CLIENT’s warranties hereunder; provided, however, that this indemnification shall not extend to any claims arising out of : (f) any breach by CRL of the terms of this Agreement; (g) the negligent or willful failure of CRL, its officers, agents or employees, to comply with any applicable law or other government requirement; or (h) the gross negligence or willful malfeasance of CRL, its officers, agents or employees or any third-party person or entity engaged by CRL on behalf of CLIENT to perform Services or Out of Scope Services for CLIENT under this Agreement, unless, in the case of a third-party person or entity, the engagement of such third-party person or entity was approved in writing in advance by CLIENT.

11.2 Indemnification shall include all costs, including actual attorneys’ fees and expenses reasonably incurred in pursuing indemnity claims under or in enforcement of this Agreement.

12. Insurance.

12.1 CLIENT shall provide and maintain in full force and effect, at no cost to CRL, affiliated companies or CRL, and the officers, directors and employees of CRL and affiliated companies of CRL (collectively, “CRL Insureds”), customary insurance coverage for all Services and Out of Scope Services, including, but not limited to, phases of clinical trials and use of Products developed under this Agreement in any clinical trial or otherwise, including, without limitation, errors and omissions, products liability, general liability, and related insurance coverage, with per-occurrence policy limits in an amount not less than $3,000,000. Upon completion of each clinical trial for which CRL provides(ed) Services or Out of Scope Services to CLIENT during the term of this Agreement (each an “Agreement Clinical Trial”), CLIENT shall also provide and maintain in full force and effect, at no cost to the CRL Insureds, an extended reporting policy (a “tail policy”) for a term of not less than two (2) years after completion of each Agreement Clinical Trial, which tail policies shall cover claims first made and/or reported after completion of any such Agreement Clinical Trial.

12.2 CLIENT’s insurance policy(ies) shall: (a)name the CRL Insureds as additional insureds at no cost to the CRL Insured; and (b) indicate that the policy will not be canceled or changed until thirty (30) days after written notice of such cancellation or change is delivered to CRL. CRL shall maintain in full force and effect, at no cost to CLIENT, customary insurance coverage for all Services and Out of Scope Services consisting of workers’ compensation, comprehensive automobile liability and commercial general liability insurance (including errors and omissions insurance in an amount not less than $3,000,000), and this insurance shall be considered primary insurance and not contributory with any similar insurance maintained by CLIENT. CRL shall provide CLIENT with evidence that the foregoing insurance is being maintained.

13. Limitation of Liability. EXCEPT AS SET FORTH IN THIS AGREEMENT, CRL MAKES NO WARRANTY EITHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY MATTER, INCLUDING BUT NOT LIMITED TO, THE SERVICES, REPORTS, ANALYSES, DOCUMENTS, MEMORANDA, OR OTHER MATTER PRODUCED OR PROVIDED UNDER THIS AGREEMENT. CLIENT AGREES THAT

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

REGARDLESS OF THE FORM OF ANY CLAIM, CLIENT’S SOLE REMEDY AND CRL’S SOLE OBLIGATION WITH RESPECT TO ANY CLAIMS MADE RELATED TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY THIS AGREEMENT, AND IN ALL CASES CLIENT’S REMEDIES SHALL BE LIMITED SPECIFICALLY TO, AT CRL’S OPTION, CORRECTION OF THE SERVICES OR REIMBURSEMENT OF PAYMENTS MADE FOR THE SERVICES UNDER THE APPLICABLE WORK PACKAGE DURING THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE EVENT FOR WHICH THE CLAIM IS MADE. IT IS EXPRESSLY AGREED THAT IN NO EVENT SHALL CRL OR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE PERFORMANCE OF THIS AGREEMENT ON BEHALF OF CRL, INCLUDING ITS EMPLOYEES, AGENTS, REPRESENTATIVES, OR SUBCONTRACTORS, BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING FROM BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR ANY OTHER LEGAL THEORY, WHETHER IN DELICT/TORT OR CONTRACT, EVEN IF CRL HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, INCLUDING WITHOUT LIMITATION DAMAGES FROM INTERRUPTION OF BUSINESS, LOSS OF PROFITS OR BUSINESS OPPORTUNITIES, LOSS OF USE OF SOFTWARE, LOSS OF DATA, COST OF RECREATING DATA, LOSS DUE TO INTRODUCTION OF COMPUTER VIRUSES, COST OF CAPITAL, OR LOSSES CAUSED BY DELAY.

14. Force Majeure. In the event that CRL shall be delayed in, or hindered in, or prevented from the performance of any act required under this Agreement by reason of strike, lockout, labor problems (including illness of key personnel), restrictions of government, judicial orders or decrees, riots, insurrection, terrorism, war, acts of God, inclement weather, or other causes that are beyond the reasonable control of CRL, then performance of such act shall be excused until the cause is remedied.

15. Independent Contractor. CRL shall perform this Agreement as an independent contractor and not as CLIENT’s agent or employee. Neither party has any authority to make any statement, representation, or commitment of any kind to take any action binding on the other party without the other party’s prior written authorization.

16. Use of CLIENT’s Name. CLIENT agrees that CRL may use CLIENT’s name as a reference for prospective clients or in professional literature relating to CRL’s capabilities, provided that no such use may violate the provisions set forth above in Paragraph 7, Confidentiality.

17. Reporting. At CLIENT’s request, CRL will promptly provide CLIENT with a copy of all records relating to CRL’s provision of Services or Out of Scope Services under this Agreement. If any regulatory authority conducts or gives notice to CRL of its intent to conduct an inspection of CRL or any study site for which Services or Out of Scope Services are being provided or to take any other action with respect to the Services or Out of Scope Services provided under this Agreement, CRL shall promptly notify CLIENT of this action or proposed action and shall allow CLIENT to participate in any proceedings related thereto.

18. Notification. Any notices that either party may be required or shall desire to give hereunder shall be written and shall be deemed to have been given on the earlier of: (a) when received personally by the party’s Authorized Representative, or (b) when received at the party’s regular business address. Notice may be given by any means, such as by mail, overnight courier, facsimile/telecopier, , personal delivery, etc. All notices shall be sent to the Authorized Representative of the party to whom notice is to be given. The Authorized Representative of each party shall be as indicated in the signature line below together with such other representatives of such party as may be appointed by the Authorized Representative by notice in writing to the other party.

19. Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving party. Furthermore no such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event on a continuing basis or in the future unless the waiver states that it is intended to apply continuously or to future events. A waiver shall not excuse a subsequent breach of the same term, unless the waiver so states.

20. Severability. If any provisions of this Agreement are determined to be invalid or unenforceable, those provisions shall be reformed to the extent necessary to comply with law and the parties’ intent, or struck if necessary, and the validity and effect of the other provisions of this Agreement shall not be affected.

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

21. Dispute Resolution.

21.1 (a) Arbitration. Any controversy, claim or dispute arising out of or in connection with or relating to this Agreement, the breach or alleged breach thereof, or the termination or invalidity thereof, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (the “Rules”) in effect as of the day the arbitration demand is filed, and the procedures set forth below. In the event of any inconsistency between the Rules and the procedures set forth below, the procedures set forth below shall control. Notwithstanding the above, each party shall have the right to seek provisional equitable remedies (e.g., temporary restraining orders and/or preliminary or permanent injunctions) in a court of competent jurisdiction to protect its intellectual property rights and/or confidential information.

(b) Governing Law. The arbitration shall be governed in all respects by the laws of the State of Delaware, USA (the “Selected Law”) without regard to its conflicts of law provisions. Any inconsistency between the Selected Law and the Rules shall resolved in favor of the Selected Law, subject to the terms in this Agreement.

(c) Location and Language. The location of the arbitration shall be in the City of Wilmington, Delaware, USA. The Arbitration shall be conducted in English and any findings and/or decisions shall be rendered in English.

(d) Selection of Arbitrator. The arbitration shall be conducted by one arbitrator who is independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. If the parties are not able to mutually agree on an arbitrator, then an arbitrator shall be appointed as provided in the Rules. The arbitrator will be selected with consideration given to his or her experience with disputes of the nature being submitted (e.g., the nature of the claim and the technology involved) and will, if possible, be a former judge. It is the intent of the parties that the arbitrator be selected within thirty (30) calendar days after the date the dispute is submitted by a party to AAA.

(e) Discovery. The parties shall have discovery as provided under the Federal Rules of Civil Procedure in existence at that time as applied in the local federal district court. The arbitrator shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules, the parties may subpoena witnesses and documents for presentation at the hearing.

(f) Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

(g) Remedies. The arbitrator shall follow and apply the applicable law. The arbitrator shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrator deem just and equitable, but only to the extent that such remedies or relief could be granted by a state or federal court and as otherwise limited by the terms in this Agreement. No punitive damages may be awarded by the arbitrator. No court action may be maintained seeking punitive damages.

(h) Expenses. The expenses of the arbitration, including the arbitrator’s fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

(i) Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated.

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

(j) Enforcement. Any arbitration award may be enforced by any court of competent jurisdiction, and, notwithstanding (i) above, either party may disclose such information to the court as is reasonably necessary to enforce the award.

21.2 Notwithstanding the foregoing, either party may bring an injunction proceeding before a court of equity in the event that damages for a breach are not likely to be an adequate remedy, such proceeding to be brought only in a judicial district that includes Durham County, North Carolina, and the parties hereby consent to the jurisdiction of such court.

22. Survival. The rights and obligations set forth in Paragraphs 4, 5, 7, 8, 9, 10, 11, 13, 16, 17, 21 and 22 shall survive termination or expiration of this Agreement.

23. Client Obligations.

23.1 CLIENT hereby agrees to undertake the following obligations with respect to the performance of this Agreement. Any failure by CLIENT to perform any of the specified obligations shall be a material breach of this Agreement.

23.2 CLIENT shall deliver all information and materials required for the performance of the Services or Out of Scope Services in accordance with the mutually agreed upon timelines established by CRL and CLIENT.

23.3 CLIENT shall immediately apprise CRL of any safety concerns or serious adverse events related to the drug, compounds and/or materials that are the subject of the Services or Out of Scope Services.

23.4 CLIENT shall not take any actions or participate in any activities intended to or that can be reasonably expected to disrupt or interfere with any of the obligations transferred to CRL pursuant to this Agreement. CLIENT agrees to participate in activities related to such transferred obligations only in the manner specified by CRL.

23.5 CLIENT hereby agrees that all CLIENT employees and agents who interact with CRL personnel in the provision of Services or Out of Scope Services will conduct themselves in a professional manner consistent with the standards in the industry and will refrain from the use of foul or abusive language when communicating with CRL personnel.

24. Audit. CRL agrees that it will, on no less than two (2) weeks notice, during regular business hours, permit a regulatory auditor selected by CLIENT (qualified by education, training, and experience) to have access to CRL’s records pertaining to the Services provided pursuant to this Agreement, for the purpose of auditing and verifying the Services rendered pursuant to this Agreement. Such auditor shall report to CLIENT only his or her conclusions from the audit. The cost of any such audit shall be borne by CLIENT, and, if the audit exceeds three (3) days in duration, CLIENT shall be obligated to reimburse CRL on a time-and-materials basis at rates that shall be agreed to by CLIENT and CRL, for the CRL personnel assigned to supervise such audit and any other CRL personnel who are required to participate in such audit. Only one such audit shall be made in any one (1) calendar year. Any information obtained from an audit shall be kept confidential.

25. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement without the prior written consent of the other party in connection with a merger or the sale of all or substantially all of the assigning party’s assets or stock; and, provided further that such assignment shall be solely to the acquirer or purchaser of the assigning party.

26. Freedom to Contract. Subject to the provisions in Paragraph 1 and 2 hereof, this Agreement does not require CLIENT to use CRL for any specific work, and CLIENT is free to retain other businesses to perform the same or similar services as offered by CRL hereunder. This Agreement does not require CRL to provide any Services or Out of Scope Services to CLIENT, and CRL is free to reject any request for a Work Package in which CRL does not wish to participate. CRL shall not perform any services for Adenosine Therapeutics, Inc. during or within two years after the termination date of this Agreement.

27. Entire Agreement. Exhibits A, B-1 and B-2 and C to this Agreement, any subsequently attached Work Packages, and the protocols for any applicable clinical trials are incorporated into and made a part of this Agreement. This Agreement, including the Exhibits (and documents referenced in the Exhibits), Work Packages, and clinical trial protocols, embodies the entire agreement between CRL and CLIENT relating to the subject matter hereof, and hereby amends, restates, and replaces the Prior Agreement in its

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

entirety. The parties shall not be bound by or liable for any statement, writing, representation, promise, inducement, or understanding not set forth above or in a Work Package or an Exhibit hereto. No changes, modifications, or amendments of any term shall be valid unless agreed upon by the parties in writing. Any agreement between the parties purporting to amend a term or condition of this Agreement shall, to be effective, specifically identify that term or condition’s paragraph number, and shall include the parties’ specific intent to amend that term or condition. CRL’s entry into this Agreement is expressly made conditional on CLIENT’s assent to the terms set forth herein, and not those in any purchase order, confirmation, or similar form that may be attached by CLIENT, and CLIENT agrees that any additional or different terms in any such form, whether attached hereto or to any of the Exhibits, now or in the future, are void even if the form indicates it shall control.

28. Execution of Agreement. The terms and conditions contained herein shall be void if this Agreement is not fully executed and returned to CRL within thirty (30) days following the date first written above.

In witness thereof, the parties have executed this Amended and Restated Strategic Master Services Agreement as of the day and the year first above written.

CRL: Cato Research Ltd. 200 Westpark Corporate Center 4364 South Alston Avenue Durham, North Carolina 27713-2280	CLIENT: Duska Scientific Co. Two Bala Plaza, Suite 300 Bala Cynwyd, Pennsylvania 19004

By:	By:

Title:	Title:

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

EXHIBIT A

WORK ORDER REQUEST

Cato Research Ltd.

Contact Information:    (Exhibit to be completed by CRL personnel)

CLIENT Contact Name:	CRL Contact:
Date Work Requested:

Details of Service: (Exhibit to be completed by CRL Personnel)

Description of Service:

Specifications:

Fees: $	Payment Terms: To Be Determined

Estimated Start Date:	Estimated Completion Date: ____________________________

We have reviewed the specifications and fees and agree to proceed with the work described above.

CLIENT Signature: _______________________________________________________        Date: ________________________

Additional Comment: ______________________________________________________________________________________

Fax (or mail) the signed form to your CRL contact identified above. If you have any questions call your CRL Contact.

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

EXHIBIT B-1

Special Compensation Arrangement for up to $1,250.000 of Phase 2 ATPace™ Study Services

1. Background

1.1 CLIENT and CRL contemplate that CRL will perform up to $1,250,000 of Phase 2 ATPace™ Study Services as set forth in the Description of Services. CRL will provide Phase 2 ATPace™ Study Services to CLIENT in accordance with the fee amounts set forth in the Description of Services for the Agreement and pursuant to the mutually agreed-upon specifications, instructions, or guidelines described in the Description of Services. CRL will have no obligation to perform any of the Phase 2 ATPace™ Study Services until CLIENT has completed a Qualified Financing (as defined in Section 2.3 below).

1.2 This Phase 2 ATPace™ Study Special Compensation Arrangement is intended to establish the ratio of cash and securities payments by CLIENT to Cato Holding Company for up to $1,250,000 of CRL Phase 2 ATPace™ Study Services rendered under the Agreement.

1.3 Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

2. Special Compensation Arrangement for Phase 2 ATPace™ Study Services

2.1 The special compensation arrangement for the Phase 2 ATPace™ Study Services performed pursuant to the Agreement and specifically set forth in this Phase 2 ATPace™ Study Special Compensation Arrangement shall apply only to the up to $1,250,000 of compensation payable by CLIENT to CRL (excluding CLIENT’s payments to CRL for out-of-pocket expenses as set forth in Exhibit C to this Agreement) for Phase 2 ATPace™ Study Services rendered under the Agreement. Unless and until the Agreement and this Phase 2 ATPace™ Study Special Compensation Arrangement are amended by the Parties, all compensation payable by CLIENT to CRL in excess of $1,250,000 for Phase 2 ATPace™ Study Services rendered under the Agreement shall be paid 100% in cash pursuant to the standard arrangements set forth in the Agreement and in accordance with the rates to be agreed to by CLIENT and CRL.

2.2 CLIENT shall pay and reimburse to CRL, in cash, on a monthly basis, all of CRL’s out of pocket expenses as specified in Exhibit C to the Agreement, and said amounts shall not be subject to this Phase 2 ATPace™ Study Special Compensation Arrangement.

2.3 A “Qualified Financing” shall be the first financing by CLIENT of its equity securities completed by CLIENT after January 1, 2004 in which CLIENT receives net offering proceeds of at least $2,000,000 from one or more investors. The equity securities sold in the Qualified Financing are referred to herein as the “Financing Securities.” As a retainer fee and not later than the date upon which CRL commences Phase 2 ATPace™ Study Services under this Agreement, CLIENT shall issue to and hold in escrow on behalf of Cato Holding Company (as the designee of CRL) $500,000 of Financing Securities (valued at the same price at which the Financing Securities are sold in the Qualified Financing). The aggregate value of these escrowed securities (the “Retainer Shares”) shall be deemed to equal for purposes of the Agreement $500,000 (40% of $1,250,000) at the time of issuance. The issuance of the Financing Securities will be made pursuant to a securities purchase or subscription agreement (the “Securities Purchase Agreement”) acceptable to CLIENT and Cato Holding Company, which agreement will contain, among other things, appropriate representations and warranties of CLIENT and Cato Holding Company, covenants of CLIENT reflecting the provisions set forth in the Agreement, and appropriate conditions to issuance and acceptance of the Financing Securities by Cato Holding Company, which will include, among other things, qualification or exemption of the issuance of the securities to Cato Holding Company under applicable Blue Sky laws. All of the Retainer Shares also shall be entitled to the special rights, preferences and privileges, if any, of the Financing Securities issued to investors in the Qualified Financing. As set forth below, CRL shall earn a portion of the Retainer Shares periodically as CRL renders Phase 2 ATPace™ Study Services to CLIENT under the Agreement.

2.4 On a monthly basis during the term of the Agreement, CRL shall prepare and submit to CLIENT a written invoice for Services rendered to CLIENT during the period covered by the invoice in accordance with the terms of the Agreement . Such invoices shall be payable by CLIENT as follows: 60% of the invoiced amount shall be payable in cash (the “Cash Component”) and 40% of the invoiced amount shall be payable in the form of a portion of the Retainer Shares (the “Stock Component”). The number of shares constituting the Stock Component earned by CRL each month shall be determined by

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

dividing the invoiced dollar amount of the Stock Component (i.e., 40% of the amount due for Services rendered in the period covered by the invoice) by the price at which the Financing Securities were sold in the Qualified Financing. For example, if the Financing Securities are units, each consisting of 1 share of common stock and a warrant to purchase one share of common stock (“Units”) sold at $1 per Unit in the Qualified Financing and if the total invoiced amount were $100,000, such amount would be payable by CLIENT as follows: $60,000 in cash and 40,000 Units as the Retainer Shares ($40,000= $1 per Unit). Each portion of the Retainer Shares so earned from time to time by CRL for Phase 2 ATPace™ Study Services rendered shall be referred to as “Earned Retainer Shares”; and the remaining portion of the Retainer Shares which are not yet earned by CRL shall be referred to as “Unearned Retainer Shares.”

2.5 In the event that the Agreement is terminated before CRL performs a total of $1,250,000 of Phase 2 ATPace™ Study Services for CLIENT (calculated from the effective date of the Agreement to the effective date of the termination), as soon as practicable following the date of CRL’s final invoice for ordinary wind down Phase 2 ATPace™ Study Services permitted under the Agreement after the effective date of the termination; CRL shall return to CLIENT any and all Unearned Retainer Shares for cancellation by CLIENT without any further compensation to CRL.

2.6 In addition to the foregoing compensation, at the time CRL commences the Phase 2 ATPace™ Study Services under the Agreement, CLIENT shall issue to Cato Holding Company a warrant to purchase 33,000 shares of CLIENT’s Common Stock at a purchase price of $3.125 per share (the “Warrant”). The Warrant shall be transferable by Cato Holding Company to its employees, provided that each such transferee is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, and shall be exercisable at any time up to the first to occur of 1) five (5) years following the date of the Agreement, 2) one (1) day prior to any change in control of CLIENT, or 3) the date of closing of CLIENT’s initial public offering; so long as CRL is given at least thirty (30) days’ prior written notice as to events 2 or 3 above. The Warrant shall also include provisions for cashless exercise thereof and other customary provisions.

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

EXHIBIT B-2

Special Compensation Arrangement for Phase 3 ATPace™ Study Services

1. Background

1.1 CLIENT and CRL contemplate that CRL may perform Phase 3 ATPace™ Study Services as may be set forth in the Description of Services for the Agreement. CRL will provide Phase 3 ATPace™ Study Services, if any, to CLIENT in accordance with the fee amounts that will be agreed to by CLIENT and CRL and set forth in the Description of Services for the Agreement.

1.2 This Phase 3 ATPace™ Study Special Compensation Arrangement is intended to establish the ratio of cash and securities payments by CLIENT to Cato Holding Company for up to the specified amount of CRL Phase 3 ATPace™ Study Services rendered under the Agreement, if any, and set forth in the Description of Services (the “Specified Amount”) in the event CLIENT elects prior to the commencement of such services, at its sole discretion, to pay for a portion of the Phase 3 ATPace™ Study Services under this Agreement with equity securities of CLIENT. CRL shall have no obligation to perform any of the Phase 3 ATPace™ Study Services for payment in other than cash as provided in Section 2 of this Exhibit B-2 unless and until CLIENT has generated total cumulative net proceeds of at least $5,000,000 from one or more of the following sources: the Qualified Financing, any subsequent financing, upon the exercise of its stock options or warrants, license fees or other strategic alliance payments or research grant payments from the NIH or any other governmental agency or private institution.

1.3 Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

2. Special Compensation Arrangement for Phase 3 ATPace™ Study Services

2.1 The special compensation arrangement for Services performed pursuant to the Agreement and specifically set forth in this Phase 3 ATPace™ Study Special Compensation Arrangement shall apply only up to the Specified Amount of compensation payable by CLIENT to CRL (excluding CLIENT’s payments to CRL for out-of-pocket expenses as set forth in Exhibit C to this Agreement) for Phase 3 ATPace™ Study Services rendered under the Agreement, if any. Unless and until the Agreement and this Phase 3 ATPace™ Study Special Compensation Arrangement are amended by the Parties, all compensation payable by CLIENT to CRL in excess of the Specified Amount for Phase 3 ATPace™ Study Services rendered under the Agreement, if any, shall be paid 100% in cash pursuant to the standard arrangements set forth in the Agreement and in accordance with the rates to be agreed to by CLIENT and CRL.

2.2 CLIENT shall pay and reimburse to CRL, in cash, on a monthly basis, all of CRL’s out of pocket expenses as specified in Exhibit C to the Agreement, and said amounts shall not be subject to this Phase 3 ATPace™ Study Special Compensation Arrangement.

2.3 As a retainer fee and not later than the date upon which CRL commences providing Phase 3 ATPace™ Study Services under this Agreement, if any, CLIENT shall issue to and hold in escrow on behalf of Cato Holding Company (as the designee of CRL) an amount of Financing Securities (as defined in Exhibit B-1 and valued at the same price at which the Financing Securities were sold in the Qualified Financing) equal to the Specified Amount x 32.1%. The aggregate value of these escrowed securities (the “Retainer Shares”) shall be deemed to equal for purposes of the Agreement (32.1% of the Specified Amount) at the time of issuance.

The issuance of the Financing Securities will be made pursuant to a securities purchase agreement acceptable to CLIENT and Cato Holding Company, which agreement will contain, among other things, appropriate representations and warranties of CLIENT and Cato Holding Company, covenants of CLIENT reflecting the provisions set forth in this Agreement, and appropriate conditions to issuance and acceptance of the Financing Securities by Cato Holding Company, which will include, among other things, qualification or exemption of the issuance of the securities to Cato Holding Company under applicable Blue Sky laws. The representations and warranties and covenants of CLIENT will be substantially the same as those set forth in the Securities Purchase Agreement to be entered into by CLIENT and CRL in connection with the issuance of CLIENT’s securities to CRL pursuant to Exhibit B-1 to the Agreement.

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

As set forth below, CRL shall earn a portion of the Retainer Shares periodically as CRL renders Phase 3 ATPace™ Study Services to CLIENT under the Agreement.

2.4 On a monthly basis during the term of the Agreement, CRL shall prepare and submit to CLIENT a written invoice for Services rendered to CLIENT during the period covered by the invoice in accordance with the terms of the Agreement. Subject to Section 2.3 above, such invoices shall be payable by CLIENT as follows: sixty-seven and nine-tenths (67.9%) of the invoiced amount shall be payable in cash (the “Cash Component”) and thirty-two and one-tenth percent (32.1%) of the invoiced amount shall be payable in the form of a portion of the Retainer Shares (the “Stock Component”). The amount constituting the Stock Component earned by CRL each month shall be determined by multiplying the invoiced dollar amount by thirty-two and one-tenth percent (32.1%) and the number of shares constituting the Stock Component earned by CRL each month shall be determined by dividing the invoiced dollar amount of the Stock Component (i.e., 32.1% of the amount due for Services rendered in the period covered by the invoice) by the price at which the Financing Securities were sold in the Qualified Financing. For example, if the Financing Securities are units, each consisting of 1 share of common stock and a warrant to purchase one share of common stock (“Units”) sold at $1 per Unit in the Qualified Financing and if the total invoiced amount were $100,000, such amount would be payable by CLIENT as follows: $67,900 in cash and 32,100 Units as the Retainer Shares. Each portion of the Shares so earned from time to time by CRL for Phase 3 ATPace™ Study Services rendered shall be referred to as “Earned Retainer Shares”; and the remaining portion of the Retainer Shares which are not yet earned by CRL shall be referred to as “Unearned Retainer Shares”

2.5 In the event that the Agreement is terminated before CRL performs the Specified Amount of Phase 3 ATPace™ Study Services for CLIENT (calculated from the effective date of the Agreement to the effective date of the termination), as soon as practicable following the date of CRL’s final invoice for ordinary wind down Phase 3 ATPace™ Study Services permitted under the Agreement after the effective date of the termination, CRL shall return to CLIENT for cancellation by CLIENT any and all Unearned Retainer Shares without any further compensation to CRL.

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

EXHIBIT C

EXPENSES

CLIENT shall reimburse CRL for actual, reasonable and necessary out-of-pocket third-party expenses incurred by CRL on CLIENT’s behalf in connection with CRL’s performance of the Services and any Out of Scope Services, including, among other things, shipping, teleconference, copying and transportation, lodging, and subsistence expenses for visits to sites away from CRL’s office, provided that CLIENT has authorized such visits. With respect to travel expenses, this reimbursement shall be limited by the following:

(a)	Airline travel shall be via commercial airline at no more than full coach fare or business class for transoceanic travel;

(b)	Local travel to sites other than CRL’s office shall be by personal car at a rate not to exceed the prevailing maximum reimbursement rate allowed by the federal government; and

(c)	Local travel at locations remote from CRL’s office shall be by rental car, or taxi, whichever is more cost efficient.

CONFIDENTIAL	Duska Scientific Co./Cato Research Ltd. Phase 2/3 Program Master Services Agreement

February 10, 2004

CATO Research Ltd.

200 Westpark Corporate Center

4364 South Alston Avenue

Durham, North Carolina 27713-2280

Gentlemen:

This will confirm that commencement of the Phase 2 ATPaceTM Study and the Services related thereto under the Amended and Restated Strategic Master Services Agreement (MSA), effective as of February 10, 2004 between Duska Scientific Co. (CLIENT) and Cato Research Ltd. (CRL) is subject to CLIENT receiving at least $2 million of net proceeds from its pending equity offering, and CLIENT shall have no obligation or liability to CRL if it is unable to authorize commencement of any Phase 2 ATPace Study Services under the MSA due to its failure to raise at least $2 million of net proceeds so as to be able to conduct the Phase 2 ATPace Study in its entirety. Similarly, CRL shall have no obligation or liability to CLIENT to perform any of the Phase 2 ATPace Study Services if CLIENT fails to raise at least $2 million of net proceeds to conduct the Phase 2 ATPace Study so as to be able to conduct this study in its entirety. Commencement of the Phase 3 ATPaceTM Study and the Services related thereto is subject to CLIENT receiving a cumulative total of at least $5 million of funding in the form of net proceeds from one or more of the following sources: financings (including CLIENT’s currently proposed financing), option or warrant exercises, license fees or other strategic alliance payments or research grants from the NIH or any other governmental agency or private institution so as to be able to finance such study, and CLIENT shall have no obligation or liability to CRL if it is unable to authorize commencement of any Phase 3 ATPace Study Services under the MSA due to its failure to raise at least the $5 million of funding so as to be able to conduct the Phase 3 ATPace Study in its entirety. Similarly, CRL shall have no obligation or liability to CLIENT to perform any of the Phase 3 ATPace Study Services if CLIENT fails to raise at least the $5 million (including CLIENT’s currently proposed financing) of funding so as to be able to conduct the ATPace Phase 3 Study in its entirety.

We would appreciate your confirming your agreement with the above by signing in the space provided below.

Very truly yours,

DUSKA SCIENTIFIC CO.

By:
Dr. Amir Pelleg

Agreed to and Accepted as of this 10th day of February 2004:

CATO RESEARCH LTD.

By:

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